EXHIBIT 3.1.6

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 09:00 AM 01/21/2000

001033398 - 3163515

CERTIFICATE OF INCORPORATION

OF

NOVAMERICAN TUBE HOLDINGS, INC.

FIRST: The name of the Corporation is Novamerican Tube Holdings, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road in the City of Wilmington, County of New Castle. The name and address of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD: The nature of the business and purposes to be conducted or promoted by the Corporation are as follows:

To engage in any construction, manufacturing, mercantile, selling, management, service or other business, operation or activity, and to promote and engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, whether or not related to the foregoing, and to have and exercise all of the powers conferred by the laws of the state of Delaware upon corporations incorporated or organized under such Law.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is three thousand (3,000) shares of Common Stock with par value $0.01 per share.

Any and all such shares issued, and for which the full consideration has been paid or delivered, shall be deemed fully paid stock and the holder of such shares shall nor be liable for any further call or assessment or any other payment thereon.

The Board of Directors is authorized to issue, from time to time, all or any portion of the capital stock of the Corporation, of any class, which may have been authorized but not issued or otherwise reserved for issue, to such person or persons and for such lawful consideration (including property or services at their fair value), as it may deem appropriate, and generally in its absolute discretion to determine the terms and manner of any disposition of such authorized but unissued capital stock.

FIFTH: The name and mailing address of the sole incorporator is as follows:

Name	Mailing Address

Sheila M. McCarty	Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts 02109

SIXTH: In furtherance and not in limitation of powers conferred by statute, it is further provided:

(a) Election of directors need not be by written ballot unless so provided in the By-Laws of the Corporation.

(b) The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

SEVENTH: The Corporation shall have and may exercise, to the fullest extent permitted by Delaware law, and as provided in the By-laws as in effect from time to time, the power to indemnify its officers, directors, employees and agents, and persons acting at the request of the Corporation as directors, officers, partners, members, trustees, employees or agents of other entities, whether corporations, partnerships, joint ventures, limited liability companies, trusts or other enterprises, or non-profit entities.

EIGHTH: No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is nor permitted under the General Corporation Law of the State of Delaware as in effect when such breach occurred. Neither the amendment nor repeal of this Article EIGHTH nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article EIGHTH shall reduce, eliminate or adversely affect the effect of this Article in respect of any matter occurring, or any cause of action, suit at claim that, but far this Article, would accrue or arise, prior to the effectiveness of such amendment, repeal or adoption.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, I have hereunto set my hand on January 21, 2000.

/s/ Sheila M. McCarty
Sheila M. McCarty
Sole Incorporator

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